Independant Auditors' Consent





The Board of Directors and Stockholders
Audiovox Corporation:


We consent to incorporation by reference in the registration statements (no. 33-18119 and 33-65580) on Form S-8 of Audiovox Corporation and subsidiaries of our reports dated February 13, 1995, relating to the consolidated balance sheets of Audiovox Corporation and subsidiaries as of November 30, 1993 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended November 30, 1994, which reports appear in the November 30, 1994 annual report on Form 10-K of Audiovox Corporation and subsidiaries.

Our report refers to a change in the method of accounting for income taxes.





                                   s/KPMG Peat Marwick LLP
                                     KPMG PEAT MARWICK LLP


Jericho, New York
February 13, 1995











                     EXHIBIT 23